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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 31, 2000


                               ARGO BANCORP, INC.
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             (Exact Name of registrant as specified in its charter)



 Delaware                         0-19829                   36-3620612
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(State or other Jurisdiction     (Commission File No.)     (IRS Employer
 of Incorporation)                                          Identification No.)



                  7600 West 63rd Street, Summit, Illinois 60501
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               (Address of principal executive offices) (Zip Code)



       Registrant's telephone number, including area code: (708) 496-6010




                                 Not Applicable
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      (Former name, address, and fiscal year, if changed since last report)



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ITEM 5.  OTHER EVENTS

On August 17, 2000, Argo Federal Savings Bank, FSB ("Argo"), the wholly owned subsidiary of the Registrant entered into agreements ("Purchase Agreements"), which became effective August 30, 2000, to sell three of its branch banking facilities to Archer Bank and Chicago Community Bank, both subsidiaries of the Metropolitan Bank Group ("MBG"), a bank holding company located in Chicago, Illinois.

Archer Bank will purchase the Summit, Illinois and Bridgeview, Illinois banking facilities of Argo and Chicago Community Bank will purchase the branch office of Argo located at 47 W. Polk Street, Chicago, Illinois. The transaction is expected to be completed in the fourth quarter 2000, subject to the approval of the appropriate regulatory authorities and will include the facilities and certain of the deposit accounts. The offices will be operated as branches of Archer Bank and Chicago Community Bank.

Total deposits from the branches being sold approximate $109.3 million. Under the terms of the Purchase Agreements, the Purchasers will assume the designated deposits and will purchase at book value, furniture, fixture and equipment in each of the branch offices. The total consideration to be paid is anticipated to be approximately $9.2 million, with the final amount to be determined at closing based upon the total deposits assumed and assets sold less Seller's expense relating to the transaction. Argo intends to fund the transaction through the sale of loans and short term liquid investments. The Purchasers will also assume the lease obligations of the Seller at each of the three branch sites. The Registrant is an Office of Thrift Supervision registered thrift holding company with total assets of $392 million.

The Registrant currently operates five banking locations and "umbrellabank.com", an electronic commerce banking division of its wholly owned subsidiary, Argo, headquartered in Summit, Illinois, together with a network of over 800 automated teller machines deployed in 15 states.



SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                               ARGO BANCORP, INC.


Date: August 31, 2000                          By:  /s/ John G. Yedinak
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                                                    John G. Yedinak
                                                    President and CEO